Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Cumulus Media Inc. of our report dated February 21, 2020 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Cumulus Media Inc. and its subsidiaries (the “Successor”), which appears in Cumulus Media Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

August 10, 2020